Exhibit 10.11

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

THE GENERAL HOSPITAL CORPORATION

EXCLUSIVE LICENSE AGREEMENT

MGH Agreement No: A209968

MGH Case Nos: 02595 and 21131

This Exclusive License Agreement (“Agreement”) is made as of the 27th day of June, 2011 (“Effective Date”), by and between OvaScience, Inc., a Delaware corporation, having a principal place of business at The Prudential Tower, 800 Boylston Street, Suite 1555, Boston, MA 02199 (“Company”) and The General Hospital Corporation, d/b/a Massachusetts General Hospital, a not-for-profit Massachusetts corporation, with a principal place of business at 55 Fruit Street, Boston, Massachusetts 02114 (“Hospital”), each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Hospital, as a center for patient care, research and education, is the owner of certain Patent Rights (defined below) and desires to grant a license of those Patent Rights to Company in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of Products and Processes (defined below).

Company has the capability to commercially develop, manufacture, distribute and use Products and Processes for public use and benefit and desires to license such Patent Rights.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.  CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless the context requires otherwise.

1.1                               “Affiliate” with respect to either Party shall mean any corporation or other legal entity other than that Party, in whatever country organized, that controls, is controlled by or is under common control with that Party.  The term “control” shall mean (i) in the case of Company, direct or indirect ownership of fifty percent (50%) or more of the voting securities having the right to elect directors, or the power, direct or indirect, to cause the direction of management and policies, whether by contract or otherwise and (ii) in the case of Hospital, the power, direct or indirect, to elect or appoint fifty percent (50%) or more of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.2                               “Claim” shall mean any pending or issued claim of any Patent Right that has not been abandoned or permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal.

1.3                               “Clinical End User” shall mean those fertility clinics and medical practices that purchase and/or use Products and/or Processes for patients (end users) pursuant to agreements with Company or any of its Affiliates or Sublicensees.

1.4                               “Clinical Proof of Concept” shall mean the completion of a clinical study conducted by or on behalf of Company or any of its Affiliates or Sublicensees using a Product or Process, consisting of a minimum of [**] women patients, in which the average pregnancy rate (as measured by fetal heart beat) of all women in such study is at least [**] percent ([**]%) above the average pregnancy rate via fresh embryo transfer in the most recent National SART Clinic Summary Report for the age group adjusted average, as a result of the use of such Product or Process.

1.5                               “Distributor” shall mean any third party entity to whom Company or any of its Affiliates or Sublicensees has granted, express or implied, the right to distribute any Product or Process pursuant to Section 2.1(b)(ii).

1.6                               “First Commercial Sale” shall mean the initial Sale anywhere in the applicable License Territory of a Product or Process that is either (a) to any party that is not part of a clinical study sponsored by Company or any of its Affiliates or Sublicensees, or (b) not used or intended to be used for a patient enrolled in a clinical study sponsored by Company or any of its Affiliates or Sublicensees; and provided Company or any of its Affiliates or Sublicensees has either (i) received all approvals from the FDA or other equivalent regulatory authority necessary for the commercial marketing of such Product or Process or (ii) completed enrollment and treatment of at least [**] women in a Clinical Proof of Concept study.

1.7                               “License Field” shall mean human female fertility and shall specifically exclude (a) treatments of menopause associated symptoms or diseases other than treatments of infertility; (b) treatments to delay menopause or menopause associated symptoms or diseases other than treatments of infertility; (c) diagnostics; (d) research tools, or any other field not specifically set forth herein.

1.8                               “License Territory” shall mean worldwide.

1.9                               “Net Sales” shall be calculated as set forth in this Section 1.9.

(a)                                 Subject to the conditions set forth below, “Net Sales” shall mean:

(i)                                     the gross amount billed or invoiced, or if no bill or invoice is issued the amount received, whichever is greatest, by Company and its Affiliates and Sublicensees for or on account of Sales of Products and/or Processes; provided that, with respect to the sale and/or use of Products and/or Processes by Clinical End Users (in their capacities as Clinical End Users), the amounts paid by Clinical End Users to Company, its Affiliates and Sublicensees shall be considered gross amounts billed or invoiced for purposes of calculating Net Sales and the amounts billed or invoiced by Clinical End Users to fertility patients (or such patients’ insurers or other third party payers) shall be excluded from the calculation of Net Sales;

(ii)                                  less the following amounts:

(A)                               to the extent separately stated on the applicable bill or invoice, actually paid by Company and its Affiliates and Sublicensees in effecting such Sale:

1.                                      amounts repaid or credited by reason of rejection or return of applicable Products or Processes;

2.                                      reasonable and customary trade, quantity or cash rebates or discounts to the extent allowed and taken;

3.                                      amounts for outbound transportation, insurance, handling and shipping, but only to the extent separately invoiced in a manner that clearly specifies the charges applicable to the applicable Products; and

4.                                      taxes, customs duties and other governmental charges levied on or measured by Sales of Products or Processes, to the extent separately invoiced, whether paid by or on behalf of Company so long as Company’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever.

(B)                               the gross amount received by Company and its Affiliates and Sublicensees for or on account of Sales of Products and Processes to Hospital and Hospital’s Affiliates.

(C)                               gross amounts billed or invoiced by Company and its Affiliates and Sublicensees in prior periods for or on account of Sales of Products and Processes that are not received within [**] months of billing or invoicing and are charged off or written off as uncollectable, such amounts not to exceed [**] percent ([**]%) of gross amounts billed or invoiced.

(b)                                 Specifically excluded from the definition of “Net Sales” are amounts attributable to any Sale of any Product or Process between or among Company and any Company Affiliate and/or Sublicensee, unless the transferee is the end purchaser, user or consumer of such Product or Process.

(c)                                  No deductions shall be made for any commissions paid to any individuals or for any costs or expenses of collections.

(d)                                 Net Sales shall be deemed to have occurred and the applicable Product or Process “Sold” on the earliest of the date of billing, invoicing, delivery or payment or the due date for payment.

(e)                                  If any Product or Process is Sold for non-cash consideration, Net Sales shall be calculated based on the average cash amount charged to independent third parties for the Product or Process during the same Reporting Period or, in the absence of such transactions, on the fair market value of the Product or Process.  Non-cash consideration that could affect any payment due to Hospital hereunder shall not be accepted without the prior written consent of Hospital.  In addition, Company shall not grant discounts on Sales of Products or Processes in exchange for any consideration other than the Sale price of such Products or Processes without the prior written consent of Hospital.

(f)                                   Notwithstanding the foregoing, if Company or any of its Affiliates (or Sublicensees for which Net Sales are not established pursuant to clause (a)(i) above, if any) use and/or sell Products and/or Processes as a Clinical End User, such use and/or sale shall be deemed a Sale and Net Sales based on such Sale shall be deemed to be an amount determined as follows:

(i)                                     the average Net Sales amount resulting from equivalent uses and/or sales of Products and/or Processes by independent third party Clinical End Users during the same Reporting Period; or

(ii)                                  in the absence of transactions referenced in clause (f)(i) above, the Parties shall first discuss an alternative Net Sales amount to use until such time, if ever, there are independent third party Clinical End User transactions that can be used to calculate imputed Net Sales.  Absent agreement on an alternative Net Sales amount, a royalty in the amount of [**] dollars ($[**]) shall be payable (during the royalty term specified in Section 10.1) on each use and/or sale by Company or its Affiliates (or Sublicensees for which Net Sales are not established pursuant to clause (a)(i) above, if any) in lieu of the royalty amount calculated in Section 4.5(a) until such time, if ever, as there are independent third party Clinical End User transactions that can be used to calculate Net Sales in accordance clause (f)(i) above.

(iii)                               The Net Sales or royalty determined in accordance with the foregoing clauses (f)(i) and (f)(ii) shall be in lieu of any other calculation of Net Sales or royalties, as applicable, based on such use and/or sale.

1.10                        “Patent Rights” shall mean, inclusively, the U.S. Patent Applications listed in Appendix A and/or the equivalent of such application, including any divisional, continuation (including claims of continuations-in-part only to the extent entirely supported by the specification of the application on which such continuations-in-part are based), foreign counterpart patent application, Letters Patent and/or the equivalent thereof issuing thereon, and/or reissue, reexamination or extension thereof, or supplementary protection certificate or patents of addition relating thereto.

1.11                        “Process” shall mean any process, method or service the use or performance of which, in whole or in part:

(a)                                 absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights; or

(b)                                 employs, is based upon or is derived from Technological Information.

1.12                        “Product” shall mean any article, device or composition, the manufacture, use, or sale of which, in whole or in part:

(a)                                 absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights; or

(b)                                 employs, is based upon or is derived from Technological Information.

1.13                        “Reporting Period” shall mean each three month period ending March 31, June 30, September 30 and December 31.

1.14                        “Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred a Product or Process for valuable consideration (in the form of cash or otherwise), and further in the case of a Process to use or perform such Process for the benefit of a third party for valuable consideration (in the form of cash or otherwise).

1.15                        “Sublicense Income” shall mean consideration in any form received by Company and/or Company’s Affiliate(s) in connection with or otherwise attributable to a grant of a sublicense or any other right, license, privilege or immunity (regardless of whether such grantee is a “Sublicensee” as defined in this Agreement) to make, have made, use, have used, Sell or have Sold Products or Processes, but excluding consideration included within Net Sales.  Sublicense Income shall include without limitation any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment, distribution or joint marketing fee, research and development funding solely to the extent exceeding the reasonable cost (including reasonable allocations of overhead) of performing such research and development, funding for training in the use of Products and Processes solely to the extent exceeding reasonable cost-based funding (including without limitation travel costs and costs of training materials) and any consideration received for an equity interest in, extension of credit to or other investment in Company or Company’s Affiliates to the extent such consideration exceeds the fair market value of the equity or other interest received as determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties (but shall exclude such consideration not exceeding fair market value).

1.16                        “Sublicensee” shall mean any sublicensee of rights granted in accordance with Section 2.1 (a)(ii).  For purpose of this Agreement, a Distributor of a Product or Process shall not be included in the definition of Sublicensee unless such Distributor (i) is granted any right to make, have made, use or have used Products or Processes in accordance with Section 2.1(a)(ii), or (ii) has agreed to pay to Company or its Affiliate(s) royalties on such Distributor’s sales of Products or Processes, in which case such Distributor shall be a Sublicensee for all purposes of this Agreement.

1.17                        “Technological Information” shall mean research data, designs, formulae, process information and other information pertaining to the invention(s) claimed in the Patent Rights which is created by Dr. Tilly and owned by Hospital and is not confidential information of or otherwise obligated to any third party and which Dr. Tilly knows as of the Effective Date and reasonably believes is necessary in order for Company to utilize the licenses granted hereunder, as further described in Appendix D.  Company agrees to treat all Technological Information in accordance with the provisions of Appendix E.

2.  LICENSE

2.1                               Grant of License.

(a)                                 Subject to the terms of this Agreement and Hospital’s rights in Patent Rights, Hospital hereby grants to Company in the License Field in the License Territory:

(i)                                     an exclusive, royalty-bearing license under its rights in Patent Rights to make, have made, use, have used, Sell and have Sold Products and Processes; and

(ii)                                  the right to grant sublicenses under the rights granted in Section 2.1 (a)(i) to Sublicensees, provided that in each case Company shall be responsible for the performance of any obligations of Sublicensees relevant to this Agreement as if such performance were carried out by Company itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the Sublicensee directly to Hospital.

(iii)                               the nonexclusive right to use Technological Information disclosed by Hospital to Company hereunder in accordance with this Agreement.

(b)                                 The license granted in Section 2.1 (a) above includes:

(i)                                     the right to grant to Clinical End Users and to final purchasers, users or consumers of Products or Processes the right to use such purchased Products or Processes in a method coming within the scope of Patent Rights within the License Field and License Territory; and

(ii)                                  the right to grant a Distributor the right to Sell (but not to make, have made, use or have used) such Products and/or Processes for or on behalf of Company, its Affiliates and Sublicensees in a manner consistent with this Agreement.

(c)                                  The foregoing license grant shall include the grant of such license to any Affiliate of Company, provided that such Affiliate shall assume the same obligations as those of Company and be subject to the same terms and conditions hereunder; and further provided that Company shall be responsible for the performance of all of such obligations and for compliance with all of such terms and conditions by

Affiliate.  Company shall provide to Hospital a fully signed, non-redacted copy of each agreement with each Affiliate that assumes the aforesaid obligations, including all exhibits, attachments and related documents and any amendments, within [**] days of request by Hospital.

2.2                               Sublicenses.  Each sublicense granted hereunder shall be consistent with and comply with all terms of this Agreement and shall incorporate terms and conditions sufficient to enable Company to comply with this Agreement and shall provide that Hospital is a third party beneficiary of the terms thereof directed to enabling Company’s compliance with this Agreement.  Company shall notify Hospital, in confidence, of its (or any of its Sublicensees’) intent to enter into a sublicense agreement, and shall provide Hospital with the name of prospective Sublicensee at least [**] days prior to the execution of a sublicense.  Company shall provide to Hospital a fully signed non-redacted copy of all sublicense agreements (including further sublicenses entered into by Sublicensees) and amendments thereto, including all exhibits, attachments and related documents, within [**] days of executing the same; provided that Hospital shall not disclose any such sublicense agreement to any third party, shall not use such sublicense agreements for any purpose other than monitoring Company’s compliance with this Agreement and shall limit access to such sublicense agreements to Hospital personnel with a need for such access for the foregoing monitoring purpose.  Upon termination of this Agreement or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.7.  Any sublicense which is not in accordance with the forgoing provisions shall be null and void.

2.3                               Retained Rights; Requirements.  Any and all licenses granted hereunder are subject to:

(a)                                 the right of Hospital and Hospital’s Affiliates as listed in Appendix F to make and to use the subject matter described and/or claimed in the Patent Rights for research and educational purposes; and

(b)                                 The right of Hospital and Hospital’s Affiliates as listed in Appendix F to purchase Products and Processes from Company or any of its Affiliates or Sublicensees for use by Hospital and such listed Affiliates as Clinical End Users at a cost reasonably similar to other Clinical End Users in the Northeast region, subject to supply terms and conditions to be reasonably negotiated upon Hospital’s request; and

(c)                                  for Patent Rights supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation:

(i)                                     the royalty-free non-exclusive license granted to the U.S. government; and

(ii)                                  the requirement that any Products used or sold in the United States shall be manufactured substantially in the United States.

2.4                               No Additional Rights.  It is understood that nothing in this Agreement shall be construed to grant Company or any of its Affiliates a license, express or implied, under any patent owned solely or jointly by Hospital other than the Patent Rights expressly licensed hereunder.  Hospital shall have the right to license any Patent Rights to any other party for any purpose outside of the License Field or the License Territory.

2.5                               Disclosure of Technological Information.  At Company’s request prior to execution of this Agreement, Hospital (through Dr. Tilly) shall use reasonable efforts to disclose in confidence within [**] days after execution of this Agreement the Technological Information licensed hereunder.

3.  DUE DILIGENCE OBLIGATIONS

3.1                               Diligence Requirements.  Company shall use, and shall cause its Affiliates and Sublicensees, as applicable, to use, commercially reasonable efforts to develop and make available to the public Products and Processes throughout the License Territory in the License Field.  Such efforts shall include achieving the following objectives within the time periods designated below following the Effective Date:

(a)                                 Pre-Sales Requirements.

(i)                                     Company shall use commercially reasonable efforts to carry out development of Products and/or Processes in accordance with development plans mutually agreed by the Parties through their Steering Committee representatives.

(ii)                                  Company shall secure venture capital or other equity financing of at least $[**] within [**] months following the Effective Date.

(iii)                               Company shall identify one or more study site(s) for a Clinical Proof of Concept study with [**] months following the Effective Date.

(iv)                              Provide written report to Hospital detailing regulatory strategy for developing a Product or Process within [**] months following the Effective Date.

(v)                                 Enroll the first patient in a Clinical Proof of Concept study within [**] months following the Effective Date.

(vi)                              Complete a Clinical Proof of Concept study within [**] months following the Effective Date, provided that, this milestone shall be deemed achieved by the completion of a study prospectively intended to demonstrate Clinical Proof of Concept whether or not Clinical Proof of Concept is achieved with such study.

(vii)                           Achieve a First Commercial Sale within [**] months following the Effective Date.

(b)                                 Post Sales Requirements.

(i)                                     Following the First Commercial Sale in any country in the License Territory, Company shall directly or through its Affiliates and/or Sublicensees make continuing Sales in such country without any elapsed time period of [**] or more in which such Sales do not occur.

(ii)                                  Company shall directly or through an Affiliate or Sublicensee make such First Commercial Sale within the following countries and regions in the License Territory within [**] years after the Effective Date of this Agreement: (a) Canada, Mexico, Argentina, Brazil, Australia, New Zealand and Japan and (b) at least [**] of the following countries:  the U.K., France, Germany, Italy and Spain.

Achievement of the foregoing objectives shall be deemed to satisfy Company’s obligations to use commercially reasonable efforts under this Section 3.1.  Section 3.1(a) above may be updated or modified from time to time by the Steering Committee, and any such update or modification shall be documented in the minutes of the applicable Steering Committee meeting and may be updated hereto through a written amendment.

3.2                               Diligence Failures.  If Company fails to fulfill any of its obligations under Section 3.1(b) with respect to any of the countries listed in Section 3.1(b)(ii)(a) or with respect to at least [**] of the countries listed in Section 3.1(b)(ii)(b) in any material respect, then, subject to the notice and cure provisions of Section 10.4, Hospital may treat such failure as a default and, at Hospital’s option, may, solely with respect to the country(ies) to which such failure relates, either convert the License under 2(a)(i) to non-exclusive or terminate this Agreement and/or any license granted hereunder in accordance with Section 10.4.  For the avoidance of doubt, Hospital shall not, based on Company’s failure to fulfill it obligations under Section 3.1(b), have the right to terminate this Agreement or Company’s licenses hereunder, or convert Company’s licenses hereunder to non-exclusive, with respect to countries in which Company satisfies its obligations under Section 3.1 (b).  In addition, if Company, together with its Affiliates, Sublicensees and Clinical End Users, ceases all development and commercialization activities with respect to all Products and Processes for more than [**], Hospital may treat such failure as a default and, at Hospital’s option, may either convert the License under 2(a)(i) to non-exclusive or terminate this Agreement and/or any license granted hereunder in accordance with Section 10.4.

3.3                               Diligence Reports.  Company shall provide all reports with respect to its obligations under Section 3.1 as set forth in Section 5.

4.  PAYMENTS AND ROYALTIES

4.1                               License Issue Fee.  Company shall pay Hospital a non-refundable license issue fee in the amount of [**] dollars ($[**]) upon execution of this Agreement.

4.2                               Patent Cost Reimbursement.  Company shall reimburse Hospital for all costs associated with the preparation, filing, prosecution and maintenance of all Patent Rights (“Patent Costs”).  As of the Effective Date, Hospital has incurred approximately [**] Dollars ($[**]) in Patent Costs, which amount Company shall pay to Hospital based upon the following schedule:

•                  $[**] of the Effective Date

•                  $[**] of the Effective Date

•                  [**] of the Effective Date

Company shall pay to Hospital, or at Hospital’s request directly to patent counsel, all other Patent Costs within [**] days of Company’s receipt of an invoice for such Patent Costs either from Hospital or Hospital’s patent counsel.  Hospital shall instruct patent counsel to provide copies to Hospital for Hospital’s administrative files of all invoices detailing Patent Costs which are sent directly to Company.

4.3                               Annual License Fee; Annual Maintenance Fee.

(a)                                 Annual License Fee.  Company shall pay to Hospital the non-refundable amount of [**] Dollars ($[**]) as an annual license fee (the “Annual License Fee”) within [**] days after each of the first (1st) and second (2nd) anniversaries of the Effective Date.

The first [**] Dollars ($[**]) of the Annual License Fees shall be creditable against royalties subsequently due on Net Sales amounts made during the [**] and [**] calendar years following the Effective Date, if any, but shall not be credited against royalties due on Net Sales made in any other subsequent year.

(b)                                 Annual Maintenance Fee.  Beginning on the third (3rd) anniversary of the Effective Date, Company shall pay the amount of [**] Dollars ($[**]) as an annual maintenance fee (the “Annual Maintenance Fee”) to Hospital within [**] days after each anniversary of the Effective Date.  The Annual Maintenance Fee shall be non-refundable and non-creditable against royalties.

4.4                               Milestone Payments.  In addition to the payments set forth in Sections 4.1 through 4.3 above, Company shall pay Hospital milestone payments as follows:

(a)                                 [**] Dollars ($[**]) within [**] days of [**]; and

(b)                                 [**] Dollars ($[**]) within [**] days of [**]; and

(c)                                  [**] Dollars ($[**]) for the first calendar year in which Net Sales amounts equal or exceed [**] Dollars ($[**]); and

(d)                                 [**] Dollars ($[**]) for the first calendar year in which Net Sales amounts equal or exceed [**] Dollars ($[**]); and

(e)                                  [**] Dollars ($[**]) for the first calendar year in which Net Sales amounts equal or exceed [**] Dollars ($[**]); and

(f)                                   [**] Dollars ($[**]) for the first calendar year in which Net Sales amounts equal or exceed [**] Dollars ($[**]); and

(g)                                  [**] Dollars ($ [**]) for the first calendar year in which Net Sales amounts equal or exceed [**] Dollars ($[**]); and

(h)                                 [**] Dollars ($[**]) for the first calendar year in which Net Sales amounts equal or exceed [**] Dollars ($[**]); and

(i)                                     [**] Dollars ($[**]) for the first calendar year in which Net Sales amounts equal or exceed [**] Dollars ($[**]).

For the avoidance of doubt, should the milestone described in clause (b) above be achieved before the milestone in clause (a) above is achieved, the milestone payments described in clause (a) will be due and payable concurrently with the milestone payment described in clause (b), and should Net Sales amounts be equal to or greater than more than one of the above as yet to be achieved milestones in any given calendar year, all such milestones first achieved in such calendar year shall be due for that calendar year.

All payments due to Hospital under this Section 4.4 shall be due and payable by Company within [**] days after the end of each Reporting Period, and shall be accompanied by a report as set forth in Sections 5.2 and 5.3.

The milestone payments set forth in this Section 4.4 shall each be payable no more than once.

4.5                               Royalties and Sublicense Income.

(a)                                 Beginning with the First Commercial Sale in any country in the License Territory, Company shall pay Hospital during the term of any license granted under Section 2.1(a)(i), a royalty of [**] percent ([**]%) of the Net Sales amounts of all Products and Processes.  In the event that Company reasonably determines that royalty payments to one or more third parties are required in order to avoid potential infringement of third party patent rights, Company shall notify Hospital via Hospital’s Executive Director, Research Ventures and Licensing promptly following Company’s decision to pursue a license from the applicable third party and, if such payments are in excess of [**] Percent ([**]%) of Net Sales, Company may offset a total of [**] Percent ([**]%) of such third-party payments that are in excess of [**] Percent ([**]%) of Net Sales against any royalty payments that are due under this Section 4.5(a) to Hospital in the same Reporting Period, provided that in no event shall the royalty payments under this Section 4.5(a), when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than [**] Percent ([**]%) in any Reporting Period.  Without limiting the foregoing, in connection with providing notification to Hospital of Company’s intent to pursue a third party license, Company shall provide an explanation of its rationale for pursuing the license.  In the event that Hospital notifies Company that Hospital has concerns regarding Company’s determination to seek such license, the Steering Committee shall be convened to review the determination.  Failing satisfactory resolution from the Steering Committee the matter shall be discussed between Company CEO or Chairman and the Hospital’s Executive Director, Research Ventures and Licensing; provided that, Company’s CEO shall have final decision-making authority with respect to such matter and Company shall not be required to delay obtaining the proposed third party license for more than [**] days in total as a result of the foregoing Steering Committee and executive consultation process.

(b)                                 Company shall pay Hospital [**] percent ([**]%) of any and all Sublicense Income received prior to the third anniversary of the Effective Date, and [**] percent ([**]%) of any and all Sublicense Income received on or after the third anniversary of the Effective Date.

(c)                                  All payments due to Hospital under this Section 4.5 shall be due and payable by Company within [**] days after the end of each Reporting Period, and shall be accompanied by a report as set forth in Sections 5.3 and 5.4.

4.6                               Liquidity Event Milestone Fee.  Company shall pay Hospital [**] Dollars ($[**]) (the “Liquidity Event Fee”), within [**] days following the first to occur of either:

(a)                                 The closing of the first underwritten public offering of Company’s securities (an “IPO”), provided that, if the proceeds to the Company from such IPO are less than [**] Dollars ($[**]), Company shall pay [**] percent ([**]%) of such proceeds to Hospital within [**] days following such closing and thereafter on each anniversary of such closing shall pay to Hospital the lesser of [**] percent ([**]%) of such proceeds or the payment amount that, when combined with prior payments pursuant to this Section 4.6(a), would equal [**] Dollars ($[**]); or

(b)                                 The closing of the first to occur of any of the following transactions (each a “Change of Control”):

(i)                                     a sale, conveyance or other disposition of all or substantially all of the assets of the Company (other than to an Affiliate of Company as part of a reorganization or restructuring); or

(ii)                                  a merger or consolidation of Company with or into any other entity, unless the stockholders of Company immediately before the transaction own fifty percent (50%) or more of the voting or capital stock of the acquiring or surviving corporation following the transaction;

provided that, if the proceeds to the Company of such Change of Control are less than [**] Dollars ($[**]), Company shall pay to Hospital [**] Dollars ($[**]) within [**] days following such Change of Control and thereafter shall pay to Hospital [**] Cents ($[**]) on each of the first three anniversaries of such Change of Control.

Provided, however, that this Section 4.6 shall terminate upon the full payment of the Liquidity Event Fee.

4.7                               Form of Payment.  All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars.  Each payment shall reference this Agreement and its Agreement Number and identify the obligation under this Agreement that the payment satisfies.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, on the last working day of the applicable Reporting Period.  Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as legally required or permitted in the definition of Net Sales.

Checks for all payments due to the Hospital under this Agreement shall be made payable to the Hospital and addressed as set forth below:

Massachusetts General Hospital

BOA-Lockbox Services

PCSR Lockbox #[**]

MA5-527-02-07

2 Morrissey Blvd

Dorchester, MA 02125

Reference Agreement #: A209968

Payments via wire transfer should be made as follows:

ACH Credit: ABA # 011-000-138

Federal Reserve Wire: ABA#026-009-593

SWIFT Code: BOFAUS3N

Account #[**]

Massachusetts General Hospital

Bank of America

100 Federal Street

Boston, MA 02110

Reference Agreement #: A209968

4.8                               Overdue Payments.  The payments due under this Agreement shall, if overdue, bear interest beginning on the first day following the Reporting Period to which such payment was incurred and until payment thereof at a per annum rate equal to two percent (2%) above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each Reporting Period, not to exceed the maximum permitted by law.  Any such overdue payments when made shall be accompanied by all interest so accrued.  Said interest and the payment and acceptance thereof shall not preclude Hospital from exercising any other rights it may have as a consequence of the lateness of any payment.

5.  REPORTS, RECORDS, AND STEERING COMMITTEE

5.1                               Diligence Reports.  Within [**] days after the end of each calendar year until such time as a First Commercial Sale has been achieved in the United States and the objectives set forth in Section 3.1 (b) have been achieved, Company shall report in writing to Hospital on progress made toward such objectives during such preceding 12 month period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing.

5.2                               Milestone Achievement Notification.  Company shall, along with delivering payment as set forth in Section 4.7, report to Hospital the dates on which it achieves the milestones set forth in Section 4.4 within [**] days after the Reporting Period during which each such milestone was achieved.

5.3                               Sales Reports.  Company shall report to Hospital the date on which it achieves the First Commercial Sale in each country of the License Territory within [**] days of each such occurrence.  Following the First Commercial Sale, Company shall deliver reports to Hospital within [**] days after the end of each Reporting Period.  Each report under this Section 5.3 shall have substantially the format outlined in Appendix B, shall be certified as correct by an officer of Company and shall contain at least the following information (or as otherwise determined by the Steering Committee) as may be pertinent to a royalty accounting hereunder for the immediately preceding Reporting Period:

(a)                                 the number of Products and Processes Sold by Company, its Affiliates and Sublicensees in each of (i) the United States, (ii) the European Union, (iii) Japan and (iv) all other countries in aggregate (each of (i), (ii), (iii) and (iv), a “Reporting Territory”);

(b)                                 the amounts billed, invoiced and received by Company, its Affiliates and Sublicensees for each Product and Process, in each Reporting Territory, and total billings or payments due or made for all Products and Processes;

(c)                                  calculation of Net Sales for the applicable Reporting Period in each Reporting Territory, including an itemized listing of permitted offsets and deductions;

(d)                                 total royalties payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

(e)                                  any other payments due to Hospital under this Agreement.

If no amounts are due to Hospital for any Reporting Period, the report shall so state.

5.4                               Sublicense Income Reports.  Company shall, along with delivering payment as set forth in Section 4.7, report to Hospital within [**] days after the end of each Reporting Period the amount of all Sublicense Income received by Company during such Reporting Period, and Company’s calculation of the amount due and paid to Hospital from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments in substantially the format outlined in Appendix C.

5.5                               Audit Rights.  Company shall maintain, and shall cause each of its Affiliates and Sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to Hospital in relation to this Agreement, which records shall contain sufficient information to permit Hospital and its representatives to confirm the accuracy of any payments and reports delivered to Hospital and compliance in all other respects with this Agreement.  Company shall retain and make available, and shall require each of its Affiliates and Sublicensees to retain and make available, such records for at least [**] years following the end of the calendar year to which they pertain, to Hospital and/or its representatives and upon at least [**] days’ advance written notice, for inspection during normal business hours, to verify any reports and payments made and/or compliance in other respects under this Agreement.  If any examination conducted by Hospital or its representatives pursuant to the provisions of this Section show an underreporting or underpayment of [**] percent ([**]%) or more in any calendar year due to Hospital hereunder, then, subject to Company’s right to discuss or dispute the results of such examination, Company shall bear the full cost of such audit and shall remit any amounts due to Hospital (including interest due in accordance with Section 4.8) within [**] days of receiving notice thereof from Hospital.

5.6                               Steering Committee.

(a)                                 Purpose.  Company and Hospital will establish a steering committee (“Steering Committee”) to facilitate the exchange of information regarding the progress of the Company on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sale of Products and the status of any sponsored research projects thereunder, new uses, Technological Information and or new technology as applicable.  The Steering Committee shall review and discuss Company’s development plans, including Company’s timeline for conducting clinical trials with respect to Products and/or Processes, which Company and Hospital anticipate will commence within approximately [**] months following the Effective Date, and Company shall consider recommendations made by the Steering Committee regarding the commercialization of Products and/or Processes, including potential markets beyond those set forth in Section 3.1(b)(ii) in which Company may pursue commercialization.

(b)                                 Membership.  Company will appoint at least [**] but not more than [**]members and Hospital will appoint at least [**] but not more than [**] members each to the Steering Committee.  A Party may replace any of its members at any time.

(c)                                  Meetings.  The Steering Committee will meet quarterly, or as otherwise determined by the committee, in person during the Term of the License until such time as the First Commercial Sale has been achieved or as otherwise determined by the Steering Committee.  The schedule and location for meetings will be agreed upon by the Parties in advance, provided that the first such meeting shall occur within [**] days after the Effective Date and thereafter such meetings shall occur no later than [**] days after the end of each calendar quarter.  The first meeting of the Steering Committee will focus on discussions to facilitate the Company’s formulation of preliminary development plans.  The Steering Committee will use reasonable efforts to generate a written summary describing the details of the information exchanged and topics discussed at each Steering Committee meeting and disseminated to the Parties.

6.  PATENT PROSECUTION AND MAINTENANCE

6.1                               Prosecution.  Hospital shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in Patent Rights.  Company shall reimburse Hospital for Patent Costs incurred by Hospital relating thereto in accordance with Section 4.2; provided that.  Hospital and Company shall discuss and agree in advance on the countries in which Hospital will prosecute the Patent Rights, so that Company may elect in advance, pursuant to Section 6.3, not to pay costs for any countries in which Company does not desire to fund such prosecution.

6.2                               Copies of Documents.  With respect to any Patent Right licensed hereunder, Hospital shall instruct the patent counsel prosecuting such Patent Right to (i) copy Company on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent, as applicable; (ii) if requested by Company, provide Company with copies of draft submissions to the USPTO prior to filing; and (iii) give consideration to the comments and requests of Company or its patent counsel.

6.3                               Company’s Election Not to Proceed.  Company may elect to surrender any patent or patent application in Patent Rights in any country upon [**] days advance written notice to Hospital.  Such notice shall relieve Company from the obligation to pay for future Patent Costs but shall not relieve Company from responsibility to pay Patent Costs incurred prior to the expiration of the [**] day notice period.  Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Company shall have no further rights therein and Hospital shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

6.4                               Confidentiality of Prosecution and Maintenance Information.  Company agrees to treat all information related to prosecution and maintenance of Patent Rights as Confidential Information in accordance with the provisions of Appendix E.

7.  THIRD PARTY INFRINGEMENT AND LEGAL ACTIONS

7.1                               Hospital Right to Prosecute.  Hospital will protect its Patent Rights from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified.  If Company shall have supplied Hospital with written evidence demonstrating to Hospital’s reasonable satisfaction prima facie infringement of a claim of a Patent Right in the License Field in the License Territory by a third party which poses a material threat to Company’s rights under this Agreement, Company may by notice request Hospital to take steps to protect such Patent Right.  Hospital shall notify Company within [**] days of the receipt of such notice whether Hospital intends to prosecute the alleged infringement.  If Hospital notifies Company that it intends to so prosecute, Hospital shall, within [**] months of its notice to Company either (i) cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer.

7.2                               Company Right to Prosecute.  In the event Hospital notifies Company that Hospital does not intend to prosecute infringement identified under Section 7.1, Company may, upon notice to Hospital, initiate legal proceedings against the infringer at Company’s expense with respect to a claim of a Patent Right in the License Field in the License Territory.  Before commencing such action, Company and, as applicable, any Affiliate, shall consult with Hospital, concerning, among other things, Company’s standing to bring suit, the advisability of bringing suit, the selection of counsel and the jurisdiction for such action and shall consider the views of Hospital regarding the proposed action, including without limitation with respect to potential effects on the public interest.  Company shall be responsible for all costs, expenses and liabilities in connection with any such action and shall indemnify and hold Hospital harmless therefrom, regardless of whether Hospital is a party-plaintiff, except for the expense of any independent counsel retained by Hospital in accordance with Section 7.5 below.

7.3                               Hospital Joined as Party-Plaintiff.  If Company elects to commence an action as described in Section 7.2 above, Hospital shall have, in its sole discretion, the option to join such action as a party-plaintiff.  If joinder of Hospital as a party-plaintiff is necessary or desirable in order for Company to bring or maintain such action or to prove damages in such action, and Company requests that Hospital be joined, Hospital may either, in its sole discretion, permit itself to be joined as a party-plaintiff at the sole expense of Company, or assign to Company all of Hospital’s right, title and interest in and to the Patent Right which is the subject of such action (subject to all of Hospital’s obligations to the government under law and any other rights that others may have in such Patent Right).  If Hospital makes such an assignment, such action by Company shall thereafter be brought or continued without Hospital as a party; provided, however, that Hospital shall continue to have all rights of prosecution and maintenance with respect to Patent Rights and Company shall continue to meet all of its obligations under this Agreement as if the assigned Patent Right were still licensed to Company hereunder.

7.4                               Notice of Actions; Settlement.  Company shall promptly inform Hospital of any action or suit relating to Patent Rights and shall not enter into any settlement, consent judgment or other voluntary final disposition of any action relating to Patent Rights, including but not limited to appeals, without the prior written consent of Hospital.

7.5                               Cooperation.  Each Party agrees to cooperate reasonably in any action under Section 7 which is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party for any costs and expenses incurred by the cooperating Party in connection with providing such assistance, except for the expense of any independent counsel retained by the cooperating Party in accordance with this Section 7.5.  Such controlling Party shall keep the cooperating Party informed of the progress of such proceedings and shall make its counsel available to the cooperating Party.  The cooperating Party shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the Party bringing suit in accordance with Section 7.6.

7.6                               Recovery.  Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of any legal fees and expenses incurred by either Party and then the remainder shall be divided between the Parties as follows:

(i)                                     Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied; and

(ii)                                  Hospital shall receive an amount equal to the royalties and other amounts that Company would have paid to Hospital if Company had Sold the infringing Products and Services rather than the infringer; and

(iii)                               the balance, if any, remaining after Company and Hospital have been compensated under Section 7.6(a) shall be shall be shared [**] percent ([**]%) to the controlling party and [**] percent ([**]%) to the cooperating party.

8.  INDEMNIFICATION AND INSURANCE

8.1                               Indemnification.

(a)                                 Company shall indemnify, defend and hold harmless Hospital and its Affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process or service made, used, or sold or performed pursuant to any right or license granted under this Agreement.

(b)                                 With respect to Patent Cost Reimbursement under Section 4.2, Company agrees to indemnify, defend and hold Hospital harmless from and against any and all Patent Costs and costs of collection arising from the failure of Company to timely pay such Patent Costs.

(c)                                  Company agrees, at its own expense, to provide attorneys reasonably acceptable to the Hospital to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought; provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by counsel retained by Company would be inappropriate because of conflict of interests of such Indemnitee and any other party represented by such counsel.  Company agrees to keep Hospital informed of the progress in the defense and disposition of such claim and to consult with Hospital prior to any proposed settlement.

(d)                                 This section 8.1 shall survive expiration or termination of this Agreement.

8.2                               Insurance.

(a)                                 Beginning at such time as any such product, process or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company, an Affiliate or Sublicensee, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[**] per incident and $[**] annual aggregate and naming the Indemnitees as additional insureds.  Such commercial general liability insurance shall provide product liability coverage and shall not have a Contractual Liability Limitation Endorsement.  If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[**] annual aggregate) such self-insurance program must be acceptable to the Hospital and the Risk Management Foundation.  The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of Company’s liability with respect to its indemnification under Section 8.1 of this Agreement.

(b)                                 Company shall provide Hospital with written evidence of such insurance upon request of Hospital.  Company shall provide Hospital with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance; if Company does not obtain replacement insurance providing comparable coverage prior to the expiration of such [**] day period, Hospital shall have the right to terminate this Agreement effective at the end of such [**] day period without notice or any additional waiting periods.

(c)                                  Company shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company or by a licensee, affiliate or agent of Company and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than [**] years.

(d)                                 This section 8.2 shall survive expiration or termination of this Agreement.

9.  DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

9.1                               Title to Patent Rights.  To the best knowledge of Hospital’s Office of Research, Ventures and Licensing, Hospital is the owner by assignment from Dr. Jonathan Tilly and Dr. Joshua Johnson of the Patent Rights and has the authority to enter into this Agreement and license the Patent Rights to Company hereunder.

9.2                               No Warranties.  HOSPITAL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME.  SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND

(ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL OR OF ANY THIRD PARTY.

9.3                               Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL AND PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION SUCH DAMAGES THAT ARE ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING; PROVIDED, HOWEVER, NOTHING IN THIS SECTION 9.3 SHALL BE CONSTRUED TO LIMIT COMPANY’S OBLIGATION TO INDEMNIFY HOSPITAL UNDER SECTION 8 OF THIS AGREEMENT.

10.  TERM AND TERMINATION

10.1                        Term.  The term of this Agreement shall commence on the Effective Date and shall remain in effect on a Product-by-Product, Process-by-Process and country-by-country basis until the date on which all Claims that cover the applicable Product or Process in the applicable country have expired or been abandoned, unless this Agreement is terminated earlier in accordance with any of the other provisions of Section 10.  Following expiration of this Agreement with respect to a Product or Process in a particular country, as described in the prior sentence, the licenses and rights granted to Company pursuant to Section 2.1 shall remain in effect on a perpetual, royalty-free and non-exclusive basis.

10.2                        Termination for Failure to Pay.  If Company fails to make any payment due hereunder, Hospital shall have the right to terminate this Agreement upon [**] days written notice, unless Company makes such payments plus any interest due, as set forth in Section 4.7, within said [**] day notice period.  If payments are not made, Hospital may immediately terminate this Agreement at the end of said [**] day period.  Company shall be entitled to only one such cure period in a calendar year; for a second failure to make payment on time, Hospital shall have the right to terminate this Agreement immediately upon written notice.  Notwithstanding the foregoing, if Company in good faith disputes a payment obligation asserted by Hospital, then, providing Company shall make said disputed payment and Hospital shall place said payment in escrow, such termination right shall be tolled until after such dispute is resolved, and this Agreement shall not terminate based on such dispute if Company pays all amounts ultimately determined to be due within [**] days following the resolution of such dispute in accordance with Section 12.8.

10.3                        Termination for Insurance and Insolvency.

(a)                                 Insurance.  Hospital shall have the right to terminate this Agreement in accordance with Section 8.2(b) if Company fails to maintain the insurance required by Section 8.2.

(b)                                 Insolvency and other Bankruptcy Related Events.  Hospital shall have the right to terminate this Agreement immediately upon written notice to Company with no further notice obligation or opportunity to cure if Company: (i) shall make an assignment for the benefit of creditors; or (ii) or shall have a petition in bankruptcy filed for or against it (provided that in the case of a petition in bankruptcy filed against it, Hospital shall not have the right to terminate this Agreement if such petition is dismissed within sixty (60) days following the filing of such petition).

10.4                        Termination for Non-Financial Default.  If Company, any of its Affiliates or any Sublicensee shall materially default in the performance of any of its other obligations under this Agreement not otherwise covered by the provisions of Section 10.2 and 10.3, and if such material default has not been cured within [**] days after notice by Hospital in writing of such default, Hospital may immediately terminate this Agreement, and/or any license granted hereunder with respect to the country or countries in which such default has occurred, at the end of said [**] day cure period.  Hospital shall also have the right to terminate this Agreement and/or any such license immediately, upon written notice, in the event of [**] or more material defaults in any [**] year period even if cured within such [**] day period

10.5                        Challenging Validity.  During the term of this Agreement, Company shall not challenge, and shall restrict Affiliates and Sublicensees from challenging the validity of the Patent Rights and in the event of any breach of this provision by Company Hospital shall have the right to terminate this Agreement and any license granted hereunder immediately.  In addition, if the Patent Rights are upheld Company shall reimburse Hospital for its legal costs and expenses incurred in defending any such challenge by Company or its Affiliates in any country in which Company and its Affiliates retain a license to such Patent Rights under this Agreement.

10.6                        Termination by Company.  Company shall have the right to terminate this Agreement by giving ninety (90) days advance written notice to Hospital and upon such termination shall immediately cease all use and Sales of Products and Processes, subject to Section 10.9.

10.7                        Effect of Termination on Sublicenses.  Any sublicenses granted by Company under this Agreement shall provide for assignment to Hospital of Company’s interest therein, upon termination (but not expiration) of this Agreement or upon termination of any license hereunder under which such sublicense has been granted.  Upon assignment of any such sublicense to Hospital upon termination, the rights granted to the Sublicensee in such sublicense shall survive; provided that, (a) Hospital shall not be obligated to accept the assignment of any such sublicense if the Sublicensee is then in material default of any of the obligations required to be imposed on Sublicensees pursuant to this Agreement and (b) Hospital shall not have any liability for Company’s obligations pursuant to the sublicense beyond Hospital’s obligations with respect to the sublicensed rights under this Agreement.

10.8         Effects of Termination of Agreement.  Upon termination of this Agreement or any of the licenses hereunder for any reason, final reports in accordance with Section 5 shall be submitted to Hospital and all royalties and other payments, including without limitation any unreimbursed Patent Costs, accrued or due to Hospital as of the termination date shall become immediately payable.  Company shall cease, and shall cause its Affiliates and require its Sublicensees to cease under any sublicense granted by Company under this Agreement, all Sales and uses of Products and Processes upon such termination (but not expiration), subject to Sections 10.7 and 10.9.  The termination or expiration of this Agreement or any license granted hereunder shall not relieve Company, its Affiliates or Sublicensees of obligations arising before such termination or expiration.

10.9         Inventory.  Upon early termination of this Agreement other than for Company default, Company, Company Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Products that exist as of the effective date of termination, provided that (i) Company pays Hospital the applicable running royalty or other amounts due on such Net Sales amounts in accordance with the terms and conditions of this Agreement, and (ii) Company, Company Affiliates and Sublicensees shall be permitted, but are not required to complete and sell all work-in-progress and inventory of Products within [**] months after the effective date of termination.  Upon expiration of this Agreement, Company shall pay to Hospital the royalties set forth in Section 4.5(a) for post-termination Sales pursuant to this Section 10.9 of any Product that was in inventory or was a work-in-progress on the date of termination of this Agreement.

11.  COMPLIANCE WITH LAW

11.1         Compliance.  Company shall have the sole obligation for compliance with, and shall ensure that any Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Products and Processes, including, but not limited to, those of the Food and Drug Administration and the Export Administration, as amended, and any applicable laws and regulations of any other country in the License Territory.  Company agrees that it shall be solely responsible for obtaining any necessary licenses to export, re-export, or import Products or Processes covered by Patent Rights and/or Confidential Information.  Company shall indemnify and hold harmless Hospital for any breach of Company’s obligations under this Section 11.1.

11.2         Patent Numbers.  Company shall cause all Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the extent required by United States law.  Company shall similarly cause all Products shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.

12.  MISCELLANEOUS

12.1         Entire Agreement.  This Agreement and the Exclusive Option Agreement between the Parties of even date herewith constitute the entire understanding between the Parties with respect to the subject matter hereof.

12.2         Notices.  Any notices, reports, waivers, correspondences or other communications required under or pertaining to this Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail

(certified or registered), or by facsimile confirmed by one of the foregoing methods, to the other Party.  Notices will be deemed effective (a) three (3) working days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by facsimile and confirmed as set forth above or delivered by hand.  Unless changed in writing in accordance with this Section, the notice address for Hospital shall be as follows:

Executive Director, Research Ventures and Licensing
Massachusetts General Hospital
101 Huntington Avenue, 4th Floor
Boston, MA 02199

Fax No. (617) 954-9361

12.3         Amendment; Waiver.  This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance.  The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.  No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.4         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

12.5         Assignment.  Company shall not assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Hospital; provided, however, that no such consent will be required to assign this Agreement to an Affiliate of Company, to a successor to all or substantially all of the Company’s business to which this Agreement pertains or to a purchaser of all or substantially all of the Company’s assets related to this Agreement, so long as such Affiliate, successor or purchaser shall agree in writing to be bound by all of the terms and conditions hereof prior to such assignment.  Company shall notify Hospital in writing of any such assignment and provide a copy of all assignment documents and related agreements to Hospital within [**] days of such assignment.  Failure of an assignee to agree to be bound by the terms hereof or failure of Company to notify Hospital and provide copies of assignment documentation shall, if not cured as permitted by Section 10.4, be grounds for termination of this Agreement for default.

12.6         Force Majeure.  Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.7         Use of Name.  Neither Party shall use the name of the other Party or of any trustee, director, officer, staff member, employee, student or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name is to be used.  For Hospital, such approval shall be obtained from Hospital’s VP of Public Affairs.  Notwithstanding the forgoing, this shall not prohibit Company from stating the factual existence of this Agreement and its Terms.

12.8         Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding with respect to conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.  Each Party agrees to submit to the exclusive jurisdiction of the Superior Court for Suffolk County, Massachusetts, and the United States District Court for the District of Massachusetts with respect to any claim, suit or action in law or equity arising in any way out of this Agreement or the subject matter hereof.

12.9         Board Observer.  Hospital shall be entitled to have one representative of Hospital (the “Hospital Observer”) attend all regularly held and special meetings of the Board of Directors of Company (the “Board”) in a nonvoting observer capacity and to receive notice of all meetings of the Board, and Company shall give such Hospital Observer copies of all notices, minutes, consents and other material that it provides to its directors at or about the same time as delivered to such directors; provided, however, that: (a) Company reserves the right to exclude the Hospital Observer from any meeting or portion thereof of the Board or from access to any material or portion thereof if Company reasonably believes that such exclusion or withholding of information with respect thereto is reasonably necessary (i) to preserve attorney-client privilege, (ii) in the event the Board intends to discuss or vote upon any circumstances or matters where there is a material actual or material potential conflict of interest between Company and Hospital, including without limitation any discussion of the Parties’ rights and obligations under this Agreement, or (iii) to comply with the terms and conditions of confidentiality agreements with third parties; (b) the Hospital Observer shall be an Executive Director, Director, or Sr. Business Strategy & Licensing Manager from Hospital’s Office of Research Ventures & Licensing; the identity of the Hospital Observer shall be subject to the approval of Company’s Board, which approval shall not to be unreasonably withheld or delayed; and (c) the Hospital, on behalf of Hospital Observer, shall enter into a confidentiality agreement with Company in form and substance reasonably satisfactory to Company requiring the Hospital and Hospital Observer to maintain the confidentiality of Company information disclosed to the Hospital Observer.  Hospital’s right under this Section 12.9 shall expire upon the earlier of (A) the closing of the initial public offering of Company’s capital stock, (B) a Change of Control or (C) if the investors in a Series B preferred stock sale (or a subsequent round ) by the Company object to the continuation of the Hospital Observer, the initial closing of such Series B preferred stock sale, provided the Parties shall agree on alternative arrangements to keep Hospital informed of the activities of the Company above the current reporting requirements.

12.10       Hospital Policies.  Company acknowledges that Hospital’s employees and medical and professional staff members and the employees and staff members of Hospital’s Affiliates are subject to the applicable policies of Hospital and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters.  Company shall provide Hospital with any agreement it proposes to enter into with any employee or staff member of Hospital or any of Hospital’s Affiliates relating to the subject matter of this Agreement for Hospital’s prior review and shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy.  Hospital shall provide Company, at Company’s request, with copies of any such policies applicable to any such employee or staff member.

12.11       Severability.  If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby.  It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the Parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

12.12       Survival.  In addition to any specific survival references in this Agreement, Sections 1, 2.4, 4.2, 4.7, 4.8, 5.3, 5.4, 5.5, 6.4, 8.1, 8.2, 9.2, 9.3, 10.7, 10.8, 10.9, 12.1, 12.2, 12.3, 12.4, 12.7, 12.8, 12.10, 12.11, 12.12, 12.13, and 12.14 shall survive termination or expiration of this Agreement.  Any other rights, responsibilities, obligations, covenants and warranties which by their nature should survive this Agreement shall similarly survive and remain in effect.

12.13       Interpretation.  The Parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

12.14       Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

OVASCIENCE, INC.		THE GENERAL HOSPITAL CORPORATION, D/B/A MASSACHUSETTS GENERAL HOSPITAL

BY:	/s/ Michelle Dipp	BY:	/s/ Rebecca Menapace
	Name: Michelle Dipp		Name: Rebecca Menapace

TITLE:	CEO OvaScience	TITLE:	Director, Research & Licensing
Research Ventures & Licensing

DATE:	June 27, 2011
		DATE:	6/27/11

Appendix A

DESCRIPTION OF PATENT RIGHTS

ID	Title	Assignee	Status	Type	CTRY	Serial #	Filing Date
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Appendix B
SALES REPORTS

AGREEMENT INCOME REPORT	Royalty Income

[MGH][BWH] Agreement #-

Licensee -

Sub-Licensee -

Separate reports must be filed for:

1.                                      Each Product sold.

2.                                      Each country of sale, if different deductions or royalty rates apply.

Product Name:

Report Time Period:

From                     mm/dd/yyyy

To                                 mm/dd/yyyy

Country of Sale

Quantity Sold

Gross Sales (USD)	$		$		$

Exchange Rate

Deductions (Itemize)

Please list each deduction separately.  Use same definition as appears in Agreement and include the contract paragraph as a reference (Std Section 1.17(a)(ii) line item deductions listed below).

A1.
A2.
A3.
A4.
B.

Total Deductions	(	)	(	)	(	)

Net Sales

Royalty Percentage

Credits (itemize)	(	)	(	)	(	)

Royalties Due	$		$		$

PLEASE ATTACH DETAIL SALES REPORTS AS REQUIRED

Appendix D

AGREEMENT INCOME REPORT	Sublicense Income

[MGH][BWH] Agreement #-

Licensee -

Sub-Licensee -

Separate reports must be filed for Payments associated with each Product:

Product Name:

Report Time Period:

From                     mm/dd/yyyy

To                                 mm/dd/yyyy

Detailed Explanation of Payment

Required for “Other Payment”

Annual Fees/Minimum Royalties	$

Milestone Payments	$

Sublicense Fees and Royalties	$

Other Payment	$

Other Payment	$

Other Payment	$

TOTAL	$

PLEASE ATTACH DETAIL AS REQUIRED

Appendix D

DESCRIPTION OF TECHNOLOGICAL INFORMATION

Appendix E

CONFIDENTIALITY TERMS AND CONDITIONS

1.             Definition of Confidential Information.  “Confidential Information” shall mean any information, including but not limited to data, techniques, protocols or results, or business, financial, commercial or technical information, disclosed by one Party (each a “Discloser” as applicable) to the other Party (each a “Recipient” as applicable) in connection with the terms of that certain Exclusive License Agreement dated                                            (the “License Agreement”) and identified as confidential at the time of disclosure (the “Purpose”).  Hospital’s Confidential Information shall also include all information disclosed by Hospital to Company in connection with the Patent Rights.  Capitalized terms used in this Appendix that are not otherwise defined herein have the meanings ascribed in the License Agreement to which this Appendix is attached and made a part thereof.

2.             Exclusions.  “Confidential Information” under this Agreement shall not include any information that (i) is or becomes publicly available through no wrongful act of Recipient; was known by Recipient prior to disclosure by Discloser, as evidenced by tangible records; (iii) becomes known to Recipient after disclosure from a third party having an apparent bona fide right to disclose it; (iv) is independently developed or discovered by Recipient without use of Discloser’s Confidential Information, as evidenced by tangible records; or (v) is disclosed to another party by Discloser without restriction on further disclosure.  The obligations of confidentiality and non-use set forth in this Agreement shall not apply with respect to any information that Recipient is required to disclose or produce pursuant to applicable law, court order or other valid legal process provided that Recipient promptly notifies Discloser prior to such required disclosure, discloses such information only to the extent so required and cooperates reasonably with Discloser’s efforts to contest or limit the scope of such disclosure.

3.             Permitted Purpose.  Recipient shall have the right to, and agrees that it will, use Discloser’s Confidential Information solely for the Purpose (as defined above), except as may be otherwise specified in a separate definitive written agreement negotiated and executed between the Parties.

4.             Restrictions.  For the term of the License Agreement and a period of [**] years thereafter (and indefinitely with respect to any individually identifiable health information disclosed by Hospital to Company, if any), each Recipient agrees that: (i) it will not use such Confidential Information for any purpose other than as specified herein, including without limitation for its own benefit or the benefit of any other person or entity; and (ii) it will use reasonable efforts (but no less than the efforts used to protect its own confidential and/or proprietary information of a similar nature) not to disclose such Confidential Information to any other person or entity except as expressly permitted hereunder.  Recipient may, however, disclose Discloser’s Confidential Information only on a need-to-know basis to its and its Affiliates employees, staff members and agents (“Receiving Individuals”) who are directly participating in the Purpose and who are informed of the confidential nature of such information, provided Recipient shall be responsible for compliance by Receiving Individuals with the terms of this Agreement and any breach thereof.  In addition, (a) Company may use and disclose Confidential Information of Hospital in accordance with the License Agreement as reasonably required for development, regulatory, manufacturing and commercialization activities with respect to Products and Processes, (b) Company may further make such disclosures as Company reasonably determines are required under applicable law or regulation, including without limitation applicable securities laws and regulations and the rules or regulations of any applicable securities exchange or Nasdaq, and (c) Company may make such disclosures of Confidential Information to Company’s and its Affiliates’ actual or potential directors, investors, funding sources, acquirers and licensees, provided that such recipient is bound to keep such information confidential substantially as provided herein.  Each Party further agrees not to use the name of the other Party or any of its Affiliates or any of their respective trustees, directors, officers, staff members, employees, students or agents in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name is to be used, in the case of Hospital such approval to be given by the Public Affairs Department.  This Section 4 shall survive termination or expiration of this Agreement.

5.             Right to Disclose.  Discloser represents that to the best of its knowledge it has the right to disclose to each Recipient all of Discloser’s Confidential Information that will be disclosed hereunder.

6.             Ownership.  All Confidential Information disclosed pursuant to this Agreement, including without limitation all written and tangible forms thereof, shall be and remain the property of the Discloser.  Upon termination of this Agreement, if requested by Discloser, Recipient shall return or destroy at Discloser’s discretion all of Discloser’s Confidential Information, provided that Recipient shall be entitled to keep one copy of such Confidential Information in a secure location solely for the purpose of determining Recipient’s legal obligations hereunder or of excercising any rights of Recipient which survive such termination.

7.             No License.  Nothing in this Agreement shall be construed as granting or conferring, expressly or impliedly, any rights by license or otherwise, under any patent, copyright, or other intellectual property rights owned or controlled by Discloser relating to Confidential Information, except as specifically set forth in the License Agreement.

8.             Remedies.  Each Party acknowledges that any breach of this Agreement by it may cause irreparable harm to the other party and that each party is entitled to seek injunctive relief and any other remedy available at law or in equity.

9.             General.  These Confidentiality Terms and Conditions, along with the License Agreement, contain the entire understanding of the parties with respect to the subject matter hereof, and supersede any prior oral or written understandings between the parties relating to confidential treatment of information.  Sections 1, 2, 4, 6, 8 and 9 of these Confidentiality Terms and Conditions shall survive any expiration or termination of the License Agreement.

Appendix F
HOSPITAL AND AFFILIATES

MASSACHUSETTS GENERAL HOSPITAL
BRIGHAM AND WOMEN’S HOSPITAL
NEWTON-WELLESLEY HOSPITAL